Exhibit 10.13

MACDERMID HOLDINGS, LLC

C/O MACDERMID, INCORPORATED

1401 BLAKE STREET

DENVER, CO 80202

March 30, 2007

Re:	Award of Incentive Securities

Dear         :

Contingent upon the closing of the transaction (the “Closing”) contemplated by Agreement and Plan of Merger, dated December 15, 2006, among MacDermid Holdings, LLC (formerly known as MDI Holdings, LLC, the “Company”), MacDermid, Incorporated, a Connecticut corporation, and Matrix Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (the “Merger Agreement”), we are pleased to inform you that, pursuant to the MacDermid Holdings, LLC Equity Incentive Plan (the “Plan”), the Committee hereby grants to you 9,460 Class A Junior Units (the “Class A Units”), effective as of the date of the Closing (the “Grant Date”). In addition, as of the Grant Date, you have agreed to purchase 7,027 Common Units at the current fair market value of $1.00 per Common Unit (the “Incentive Common Units” and with the Class A Units, the “Units”). The Class A Units and Incentive Common Units granted hereunder are referred to as your “Award.”

This Award is subject to the applicable terms and conditions of the Plan, the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date of the Closing, as amended from time to time (the “Operating Agreement”), and the Securityholders’ Agreement dated as of the date of the Closing by and among the Company, Court Square II, and certain other persons named therein (the “Securityholders’ Agreement”), each of which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the Securityholders’ Agreement or the Operating Agreement, the terms of the Plan, the Operating Agreement or the Securityholders’ Agreement will control. You acknowledge and agree that the Units granted hereunder are “Incentive Securities” as defined in the Operating Agreement and the Plan. Unless otherwise defined herein, all capitalized terms used herein have the meanings set forth in the Plan, the Operating Agreement or the Securityholders’ Agreement, as applicable.

This Award is also subject to the requirement that unless you are already a party to the Operating Agreement and a Member of MacDermid Holdings LLC (the “Company”), you take such actions as are necessary under Section 2.5 of the Operating Agreement to be admitted to the Company as a Member. Additionally, unless you are already a party to the Securityholders’ Agreement, you agree to execute those documents necessary for you to join and be bound by the terms and conditions of the Securityholders’ Agreement, substantially in the form attached hereto as Exhibit A (the “Securityholders’ Joinder”).

In the form and manner permitted by the Committee, in order to receive your Common Units granted hereunder, you must pay $1.00 per Common Unit or $7,027 dollars total (the “Total Purchase Price”).

Subject to your continued service with Company or any of its Subsidiaries, the Units shall vest in accordance with the applicable provisions of the Securityholders’ Agreement and Operating Agreement, incorporated by reference herein and made a part hereof, including without limitation the provisions relating to a Change of Control and a First Public Offering. Upon your Termination of Service, no additional portion of your Award shall vest and your Units shall be subject to forfeiture and repurchase obligations described in the Securityholders Agreement and Operating Agreement.

In addition, the Committee has the authority, in its sole and absolute discretion to accelerate the vesting of the Award.

You hereby reaffirm your obligations under any confidentiality and non-competition agreement with the Company or its Subsidiaries to which you are a party, you agree that the Award constitutes additional consideration for your obligations under such confidentiality and noncompete agreement, and you acknowledge and agree that such confidentiality and non-competition agreement is, and shall remain, in full force and legal effect at all times.

As a condition of the grant of the Award, if you are a U.S. citizen, you shall return to the Company a completed timely election to include in your current year income, the Fair Market Value, as of the date hereof, of your Class A Units, pursuant to Code Section 83(b) and the regulations thereunder (an “83(b) Election”), substantially in the form attached hereto as Exhibit B. In addition, you must return to the Company a completed 83(b) Election with respect to the Incentive Common Units purchased hereunder, substantially in the form attached hereto as Exhibit C. The Company intends to take the position that the Incentive Common Units have a Fair Market value of $1.00 per Unit and the Class A Units have a Fair Market Value of $0.00 per Unit. You also must indicate to the Company the IRS service center location where your normal tax return is filed so that the Company can timely submit the election. The election must be filed with the IRS within thirty days of the Grant Date.

The construction and interpretation of any provision of this Award and the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter agreement shall confer on you the right to continue in the service of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any Subsidiary to terminate your service at any time.

You must sign and return a copy of this letter agreement indicating your approval of its terms, a copy of your Section 83(b) elections, and, if applicable, the Securityholders’ Joinder, to Frank Monteiro by April 9, 2007, otherwise, the Award may be retroactively revoked. In addition, you must enclose a certified check in an amount equal to the Total Purchase Price to receive your Common Units. This Award is contingent upon the occurrence of the Closing. If the Merger Agreement terminates and there is no Closing, this Award is null and void and all amounts paid will be returned to you (without interest) as soon as practicable. Your signature will also acknowledge that you have received and reviewed the Plan, the Operating Agreement, and the Securityholders’ Agreement, and that you agree to abide by the applicable terms of these documents as provided herein.

Very truly yours,

MACDERMID HOLDINGS LLC

By:

Name

Title

The undersigned hereby agrees to the foregoing:

Dated:

Enclosures

(Signature Page to Letter Agreement)